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                                                                    EXHIBIT 14.1

                       SPANISH BROADCASTING SYSTEM, INC.

                      CODE OF BUSINESS CONDUCT AND ETHICS

     This Code of Business Conduct and Ethics (the "Code") sets forth the legal and ethical standards for directors, officers and employees of Spanish Broadcasting System, Inc. and its subsidiaries (the "Company"). Beyond compliance with the letter and spirit of the law, the Company expects all employees, officers and directors to observe the highest moral and ethical standards.

     All employees, officers and directors covered by this Code will:

        a. maintain high standards of honest and ethical conduct, avoiding any actual or apparent conflicts of interest between personal and professional relationships;

        b. avoid and report any conflict of interest that may arise, and any material transaction or relationship, that reasonably could be expected to give rise to a conflict;

        c. provide, or cause to be provided, full, fair, accurate, timely and understandable disclosure in reports and documents that the Company files with, or submits to, the Securities and Exchange Commission and in other public communications made by the Company;

        d. comply and take all reasonable actions to cause others to comply with applicable governmental laws, rules and regulations; and

        e. promptly report violations of this Code to an appropriate person or persons identified in this Code.

CONFLICTS OF INTEREST

     Employees, officers and directors must act in the best interests of the Company. You must refrain from engaging in any activity or having a private interest that presents a conflict of interest. A conflict of interest occurs when your interest interferes in any way, or appears to interfere, with the interests of the Company. Conflicts of interest can arise whenever you, as an employee, officer or director, take action or have an interest that prevents you from performing your Company duties and responsibilities honestly, objectively and effectively. Conflicts of interest may also arise when an employee, officer or director, or a member of his or her immediate family, receives improper personal benefits as a result of his or her position in the Company.

     Conflicts of interest may not always be clear, so if an employee has a concern that a conflict of interest may exist, it is his or her responsibility to ask and disclose any transaction or relationship that reasonably could be expected to give rise to a conflict of interest to the Chief Financial Officer of the Company or the Audit Committee of the Board of Directors; or, if you are an officer or director, you should disclose such transaction or relationship to the Board of Directors, who shall be responsible for determining whether such transaction or relationship constitutes a conflict of interest.

INSIDER TRADING

     Employees, officers and directors who have material, non-public information about the Company or other companies, including our customers and suppliers, are prohibited by law and Company policy from trading in securities of the Company or such other companies, as well as from communicating such information to others who might trade on the basis of that information. To help ensure that you do not engage in prohibited insider trading and avoid even the appearance of an improper transaction, the Company has adopted an Insider Trading Policy, which is available in the Company's Employee Handbook.

     If you are uncertain about the constraints on your purchase or sale of any Company securities or the securities of any other company, you should consult the Chief Financial Officer of the Company before making any such purchase or sale.
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CONFIDENTIALITY

     Employees, officers and directors must maintain the confidentiality of confidential information entrusted to them by the Company or other companies, including our customers and suppliers, except when disclosure is authorized by a supervisor or legally mandated. Unauthorized disclosure of any confidential information is prohibited. Additionally, employees should take appropriate precautions to ensure that confidential or sensitive business information, whether it is proprietary to the Company or another company, is not communicated within the Company except to employees who have a need to know such information to perform their responsibilities for the Company.

     Third parties may ask you for information concerning the Company. Employees, officers and directors must not discuss internal Company matters with, or disseminate internal Company information to, anyone outside the Company, except as required in the performance of their Company duties and after an appropriate confidentiality agreement is in place. This prohibition applies particularly to inquiries concerning the Company from the media, market professionals (such as securities analysts, institutional investors, investment advisers, brokers and dealers) and security holders. All responses to inquiries on behalf of the Company must be made only by the Company's authorized spokespersons. If you receive any inquiries of this nature, you must decline to comment and refer the inquirer to your supervisor or one of the Company's authorized spokespersons.

WAIVERS

     From time to time, the Company may waive some provision of this Code. Any request for a waiver of any provision of this Code by an employee must be in writing and addressed to the Audit Committee, which shall have the sole and absolute discretionary authority to approve any such waiver. The Chief Financial Officer of the Company shall be responsible for maintaining a complete record of all requests for exceptions to any of these policies and the disposition of such requests.

     Any officer or director who seeks an exception to any of these policies should contact the Chief Financial Officer or Chief Executive Officer of the Company. Any waiver of this Code for officers or directors or any change to this Code that applies to officers or directors may be made only by the Board of Directors of the Company and will be promptly disclosed on Form 8-K or any other means approved by the Securities and Exchange Commission, by law or Nasdaq regulation.

REPORTING AND COMPLIANCE PROCEDURES

     Every employee, officer and director has the responsibility to ask questions, seek guidance, report suspected violations and express concerns regarding compliance with this Code. Any employee, officer or director who knows or believes that any other employee or representative of the Company has engaged or is engaging in Company-related conduct that violates applicable law, or this Code or any other questionable behavior, should report such information to his or her supervisor, the Chief Financial Officer of the Company, or to the Chairman of the Audit Committee, as described below. You may report such conduct openly or anonymously without fear of retaliation. The Company will not discipline, discriminate against or retaliate against any employee who reports such conduct, unless it is determined that the report was made with knowledge that it was false, or who cooperates in any investigation or inquiry regarding such conduct. Any supervisor who receives a report of a violation of this Code must immediately inform the Chief Financial Officer of the Company.

     You may report violations of this Code, on a confidential or anonymous basis, by contacting the Company's Chief Financial Officer, or if not appropriate under the circumstances, any other officer of the Company, by fax or mail at: Spanish Broadcasting System, Inc., 2601 South Bayshore Drive, PH II, Coconut Grove, Florida 33133, Fax: (305) 446-5148.

     If the Chief Financial Officer or other officer of the Company receives information regarding an alleged violation of this Code, he or she shall, as appropriate, (a) evaluate such information, (b) if the alleged violation involves an officer or a director, inform the Board of Directors of the alleged violation, (c) determine whether it is necessary to conduct an informal inquiry or a formal investigation and, if so, initiate such inquiry

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or investigation, and (d) report the results of any such inquiry or investigation, together with a recommendation as to disposition of the matter, to the Board of Directors or the Audit Committee, for action. Employees, officers and directors are expected to cooperate fully with any inquiry or investigation by the Company regarding an alleged violation of this Code. Failure to cooperate with any such inquiry or investigation may result in disciplinary action, including discharge.

     In the event that the alleged violation involves an employee, the Audit Committee or person designated by the Audit Committee shall determine whether violations of this Code have occurred and, if so, shall determine the disciplinary measures to be taken against any employee who has violated this Code. In the event that the alleged violation involves an officer or a director, the Board of Directors shall determine whether a violation of this Code has occurred and, if so, shall determine the disciplinary measures to be taken against such officer or director.

     Failure to comply with the standards outlined in this Code will result in disciplinary action including, but not limited to, reprimands, warnings, probation or suspension without pay, demotions, reductions in salary, discharge and restitution. Certain violations of this Code may require the Company to refer the matter to the appropriate governmental or regulatory authorities for investigation or prosecution. Moreover, any supervisor who directs or approves of any conduct in violation of this Code, or who has knowledge of such conduct and does not immediately report it, also will be subject to disciplinary action, including discharge.

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                                 CERTIFICATION

     I, ____________________ do hereby certify that:
            (Print Name)

     1. I have received and carefully read the Code of Business Conduct and Ethics of Spanish Broadcasting System, Inc.;

     2. I understand the Code of Business Conduct and Ethics; and

     3. I have complied and will continue to comply with the terms of the Code of Business Conduct and Ethics.

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Signature                                              Date

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Social Security                                        Station Call Letters (If Applicable)
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